Exhibit 99(b)

KEYCORP STUDENT LOAN TRUST 1999-A

OFFICER’S CERTIFICATE

JPMorgan Chase Bank, N.A., ELT	Deutsche Bank Trust Company Americas, IT
4 New York Plaza, 6th Floor	60 Wall Street, 26th Floor-MS NYC60-2606
New York, NY 10004	New York, NY 10007
Attn: ITS-Global Debt.	Attn: Corporate Trust & Agency Group
Phone: (212) 623-5427	Structured Finance
Fax: (212) 623-5933	Phone: (212) 250-8522
Fax: (212) 797-8606
KeyBank National Association
800 Superior Ave, 4th Floor
Cleveland, OH 44114
ATTN: President, KER
Phone: (216) 828-4293
Fax: (216) 828-9301

Pursuant to Section 4.09 of the Sale and Servicing Agreement among KeyBank National Association, successor in interest to Key Bank USA, National Association, as Seller and Administrator, KeyCorp Student Loan Trust 1999-A, as Issuer, Pennsylvania Higher Education Assistance Agency, as Servicer, and JPMorgan Chase Bank, N.A., successor in interest to Bank One, National Association, successor in interest to The First National Bank of Chicago, not in its individual capacity but solely as Eligible Lender Trustee, dated as of January 1, 1999 (the “Agreement”), the undersigned hereby certifies that (i) a review of the activities of the Administrator from January 1, 2004, through December 31, 2004, and of its performance under the Agreement has been made, and (ii) to the best of our knowledge, based on our review, the Administrator has fulfilled all its obligations under the Agreement and the related Administration Agreement respectively throughout such period.

KeyBank National Association, successor in interest to Key Bank USA, National Association, as Administrator

by:
/S/ DANIEL G. SMITH

Date: February 18, 2005	Name: Daniel G. Smith Title: Senior Vice President

by:
/S/ DARLENE H. DIMITRIJEVS

Name: Darlene H. Dimitrijevs Title: Senior Vice President